                                                   -----------------------------
                                                           OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number:         3235-0145
                                                   Expires:      August 31, 1999
                                                   Estimated average burden
                                                   hours per response......14.90
                                                   -----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                           Caliper Technologies Corp.
               --------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
               --------------------------------------------------
                         (Title of Class of Securities)



                                   130876 10 5
               --------------------------------------------------
                                 (CUSIP Number)




                                    12/31/99
               --------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]      Rule 13d-1(b)

               [ ]      Rule 13d-1(c)

               [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                Page 1 of 4 pages

-----------------------                                      -------------------
CUSIP NO. 130876 10 5                     13G                  PAGE 2 OF 4 PAGES
-----------------------                                      -------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
        Lombard Odier & Cie.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Switzerland
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      1,755,748
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    1,557,351
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      198,397
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,755,748
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.4%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------


                                Page 2 of 4 pages

ITEM 1.

        (a)     Name of Issuer
                CALIPER TECHNOLOGIES CORP.
        (b)     Address of Issuer's Principal Executive Offices
                605 FAIRCHILD DRIVE, MOUNTAIN VIEW, CA  94043

ITEM 2.

        (a)     Name of Person Filing
                LOMBARD ODIER & CIE.
        (b) Address of Principal Business Office or, if none, Residence 11 RUE DE LA CORRATERIE, 1204 GENEVA, SWITZERLAND
        (c)     Citizenship
                SWITZERLAND
        (d)     Title of Class of Securities
                COMMON STOCK
        (e)     CUSIP Number
                130876 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        NOT APPLICABLE.

ITEM 4. OWNERSHIP
        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount Beneficially Owned: 1,755,748
        (b)     Percent of Class: 8.4%
        (c)     Number of shares as to which such person has:
                (i)     Sole power to vote or to direct the vote: 1,755,748
                (ii)    Shared power to vote or to direct the vote: 0
                (iii)   Sole power to dispose or to direct the disposition of:
                        1,557,351
                (iv)    Shared power to dispose or to direct the disposition of:
                        198,397

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        OF THE SHARES HELD IN THE NAME OF LOMBARD ODIER & CIE, 88% ARE HELD FOR THE BENEFIT OF LOMBARD ODIER IMMUNOLOGY FUND AND THE REMAINING SHARES ARE HELD FOR THE BENEFIT OF PRIVATE BANKING CLIENTS. WITH RESPECT TO THE SHARES HELD FOR THE BENEFIT OF PRIVATE BANKING CLIENTS, SUCH CLIENTS HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SHARES.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE



                                Page 3 of 4 pages

ITEM 9. NOTICE OF DISSOLUTION OF A GROUP

        NOT APPLICABLE

ITEM 10. CERTIFICATION


        NOT APPLICABLE


                                   [SIGNATURE]

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  February 11, 2000                            February 11, 2000
                  --------------------------------------------------------------
                                               Date

                  /s/ Alexandre Meyer                      /s/ Frederick Wiggins
                  --------------------------------------------------------------
                                            Signature

                  Assistant Vice President                      Vice President
                  --------------------------------------------------------------
                                            Name/Title


                                Page 4 of 4 pages